Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF

SERIES A PREFERRED STOCK

OF TARGA RESOURCES CORP.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware:

TARGA RESOURCES CORP., a Delaware corporation, certifies that pursuant to the authority contained in Article Fourth of its Amended and Restated Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors duly approved and adopted on February 18, 2016 the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that a series of Preferred Stock, par value $0.001 per share, of the Company be, and hereby is, created, and that the designation and number of shares thereof and the voting and other powers, preferences, and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

SECTION 1. Designation and Amount; Ranking.

(a) There shall be created from the 100,000,000 shares of preferred stock, par value $0.001 per share, of the Company authorized to be issued pursuant to the Certificate of Incorporation, a series of preferred stock, designated as the “Series A Preferred Stock,” par value $0.001 per share (the “Preferred Stock”), and the authorized number of shares of Preferred Stock shall be 1,200,000 shares. Shares of the Preferred Stock that are redeemed, purchased or otherwise acquired by the Company (or any other Redeeming Party), or converted into shares of Common Stock, shall be cancelled, shall revert to authorized but unissued shares of Preferred Stock and shall not be reissued except as permitted under Section 4(b)(ii).

(b) The Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Company, ranks: (i) senior in all respects to all Junior Stock; (ii) on a parity in all respects with all Parity Stock; and (iii) junior in all respects to all Senior Stock, in each case as provided more fully herein.

SECTION 2. Definitions.

As used herein, the following terms shall have the following meanings:

“Accrued Dividends” shall mean, with respect to any share of Preferred Stock, as of any date, the accrued and unpaid dividends on such share from, and including, the most recently preceding fiscal quarter (or the Issue Date, if such date is prior to the first full fiscal quarter Dividend Payment Date) to, but not including, such date.

“Accumulated Dividends” shall mean, with respect to any share of Preferred Stock, as of any date, the aggregate amount of accrued and unpaid dividends added to the Liquidation Preference in accordance with Sections 3(b), 3(c), 3(d) and 3(g).

“Affiliate” shall have the meaning ascribed to it, on the date hereof, in Rule 405 under the Securities Act; provided, however, that an Additional Investor Vehicle (as defined in the Purchase Agreement) shall not be an Affiliate of Stonepeak.

“Average VWAP” per share over a certain period shall mean the arithmetic average of the VWAP per share for each Trading Day in such period.

“Board of Directors” shall mean the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

“Business Day” shall mean Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Dividends” shall have the meaning set forth in Section 3(a).

“Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company, as modified by this Certificate of Designations, as further amended or restated in accordance with applicable law and this Certificate of Designations.

“Certificated Preferred Stock” shall have the meaning set forth in Section 10(b)(i).

“Change of Control” shall mean the occurrence of any of the following:

(i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of a merger or consolidation, which is covered by subsection (ii) below), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any Person;

(ii) the consummation of any transaction (including, without limitation, pursuant to a merger or consolidation), the result of which is that any Person becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the Company or the Partnership; provided, however, solely for purposes of this subsection (ii), a “Person” shall include, in connection with a direct merger of a publicly traded entity with the Company or the Partnership, the shareholders of such publicly traded entity with whom the Company or the Partnership merges; or

(iii) any event which constitutes a “Change of Control” under any indenture governing the outstanding (as of the Issue Date) or future senior notes of the Company or the Partnership and such “Change of Control” is not waived by the holders of such notes pursuant to the applicable indenture.

“Change of Control Redemption Date” shall have the meaning set forth in Section 8(c).

“Change of Control Redemption Notice” shall have the meaning set forth in Section 8(e).

“Change of Control Redemption Price” shall have the meaning set forth in Section 8(d).

“Change of Control Redemption Premium” shall mean (a) on or prior to the first anniversary of the Issue Date, 125%, (b) after the first anniversary of the Issue Date but on or prior to the second anniversary of the Issue Date, 120%, (c) after the second anniversary of the Issue Date but on or prior to the third anniversary of the Issue Date, 115%, (d) after the third anniversary of the Issue Date but on or prior to the sixth anniversary of the Issue Date, 110% and (e) thereafter, 105%.

“close of business” shall mean 5:00 p.m. (New York City time).

“Closing Sale Price” of the Common Stock shall mean, as of any date, the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional securities exchange, in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. In the absence of such a quotation, the Closing Sale Price shall be an amount determined by the Board of Directors to be the fair market value of a share of Common Stock.

“Common Stock” shall mean the common stock, par value $0.001 per share, of the Company or any other capital stock of the Company into which such Common Stock shall be reclassified or changed.

“Company” shall mean Targa Resources Corp., a Delaware corporation.

“Consolidated EBITDA” shall mean, for any period, the sum of the Consolidated Net Income of the Company and its consolidated Subsidiaries during such period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) all Consolidated Interest Expense for such period, (ii) all Federal, state, local and foreign income taxes (including any franchise taxes to the extent based upon net income) for such period and (iii) all depreciation, amortization (including amortization of goodwill, debt issue costs and amortization under FAS Rule 123) and other non-cash charges, any provision for the reduction in the carrying value of assets recorded in accordance with GAAP, any unusual or nonrecurring charges and any non-cash gains (or losses) resulting from mark to market activity (as a result of the implementation of Statement of Financial Accounting Standards 133, “Accounting for Derivative Instruments and Hedging Activities,” and not treating write-downs or write-offs of receivables as non-cash charge) for such period and minus (b) the following to the extent included in calculating such Consolidated Net Income, (i) all Federal, state, local and foreign income tax credits for such period, (ii) all non-cash items of income (other than account receivables and similar items arising from the normal course of business and reflected as income under accrual methods of accounting consistent with past practices) for such period and (iii) any cash expenditures in respect of non-cash charges added back to any previous period pursuant to clause (a)(iii) above.

“Consolidated Interest Expense” shall mean, for any period, without duplication, the sum of the interest expense (including that attributable to Capital Lease Obligations), net of interest income and net of the effect of all payments made or received pursuant to interest rate hedges, of the Company and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, the net income (loss) of the Company and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication (a) extraordinary items for such period, (b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (c) any income (loss) for such period attributable to the early extinguishment of Indebtedness and (d) gains and losses on any sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests but not including the issuance by the Company of any of its Equity Interests to another Person) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith outside the ordinary course of business. There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements, as a result of any purchase or other acquisition of property and assets or a business of any Person or of assets constituting a business unit, a line of business or division of any Person, or Equity Interests in a Person (including as a result of a merger or consolidation) or the amortization or write-off of any amounts thereof. There also shall be excluded from Consolidated Net Income for any period any net income (loss) of any Person that is not a consolidated Subsidiary or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends, distributions or other payments from such Person that are actually paid in cash (or to the extent promptly converted into cash) to the Company or a consolidated Subsidiary thereof in respect of such period.

“Conversion Date” shall mean the Optional Conversion Date, and the Forced Conversion Date, as applicable.

“Conversion Rate” shall have the meaning set forth in Section 6(a).

“Default Trigger” shall have the meaning set forth in Section 4(g).

“Dividend Payment Date” shall mean the date that is forty-five (45) days after the end of each fiscal quarter of the Company, unless the Board of Directors designates an earlier date.

“Dividend Rate” shall mean, as of the date of the determination, the rate per annum of 9.5%.

“Dividend Record Date” shall mean, with respect to any fiscal quarter and applicable Dividend Payment Date, the record date (which shall be a Business Day) set by the Board of Directors for holders eligible to receive any dividend declared for such fiscal quarter.

“Dividend Trigger” shall have the meaning set forth in Section 4(g).

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest, any limited liability company membership interest and any unlimited liability company membership interests.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Ex-Date” shall mean when used with respect to any issuance of or distribution in respect of, the Common Stock or any other securities, shall mean the first date on which the Common Stock or such other securities trade without the right to receive such issuance or distribution.

“Fixed Charges” for any period shall mean the Consolidated Interest Expense for such period.

“Fixed Charge Coverage Ratio” as of any date of determination shall mean the ratio of (a) Consolidated EBITDA for the Test Period most recently ended to (b) Fixed Charges for such Test Period; provided that to the extent any Material Disposition or any Material Acquisition or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, the Fixed Charge Coverage Ratio shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.

“Fixed Conversion Price” shall mean the Forced Conversion Price, and the Optional Conversion Price, as applicable.

“Forced Conversion Date” shall have the meaning set forth in Section 6(b).

“Forced Conversion Notice” shall have the meaning set forth in Section 6(b).

“Forced Conversion Notice Date” shall have the meaning set forth in Section 6(b).

“Forced Conversion Price” shall mean $20.77.

“GAAP” shall mean United States generally accepted accounting principles.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Holder” and, unless the context requires otherwise, “holder” shall each mean a holder of record of a share of Preferred Stock.

“HSR Act” shall have the meaning set forth in Section 4(i).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than trade liabilities and intercompany liabilities incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), (e) all Guarantees by such Person of Indebtedness of others and (f) all Capital Lease Obligations of such Person.

“Issue Date” shall mean the original date of issuance of the Preferred Stock, which shall be the date that this Certificate of Designations is filed with the Secretary of State of the State of Delaware.

“Junior Stock” shall mean all classes of the Company’s common stock and each other class of capital stock or series of preferred stock established after the Issue Date, by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

“Liquidation Preference” shall mean, with respect to each share of Preferred Stock, $1,000.00, as adjusted pursuant to Sections 3(b), 3(c), 3(d) and 3(g), in each case to the date of payment of the Liquidation Preference, the Conversion Date, the Optional Redemption Date or the Change of Control Redemption Date, as applicable.

“Market Value” shall mean the Average VWAP during a 10 consecutive Trading Day period ending on, and including, the Trading Day immediately prior to the date of determination.

“Material Acquisition” shall mean any acquisition of all or substantially all of the assets of, or all of the Equity Interests (other than directors’ qualifying shares) in a Person or division or line of business of a Person in respect of which the aggregate consideration exceeds $30,000,000.

“Material Disposition” shall mean any sale, transfer or other disposition, directly or indirectly, by the Company or any consolidated Subsidiary of the Company to any Person other than the Company or a consolidated Subsidiary of the Company of any asset or group of related assets (other than inventory or other assets sold, transferred or otherwise disposed of in the ordinary course of business, including receivables sold or contributed under an accounts receivable securitization facility) in one or a series of related transactions in respect of which the aggregate consideration exceeds $30,000,000.

“Maximum Holding Amount” shall have the meaning set forth in Section 6(b).

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“National Securities Exchange” shall mean an exchange registered with the Commission under Section 6(a) of the Exchange Act.

“Non-Cash Dividend Amount” shall have the meaning set forth in Section 3(b).

“Non-Cash Dividend Election” shall have the meaning set forth in Section 3(b).

“Officer” shall mean the Chief Executive Officer, the President, the President–Finance Administration, any Executive Vice President, any Senior Vice President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Company.

“opening of business” shall mean 9:00 a.m. (New York City time).

“Optional Conversion Date” shall have the meaning set forth in Section 6(a).

“Optional Conversion Notice” shall have the meaning set forth in Section 6(a).

“Optional Conversion Notice Date” shall have the meaning set forth in Section 6(a).

“Optional Conversion Price” shall mean $20.77.

“Optional Redemption Date” shall have the meaning set forth in Section 7(a).

“Optional Redemption Notice” shall have the meaning set forth in Section 7(c).

“Optional Redemption Price” shall have the meaning set forth in Section 7(b).

“Ownership Notice” shall mean the notice of ownership of capital stock of the Company containing the information required to be set forth or stated on certificates pursuant to the Delaware General Corporation Law and, in the case of an issuance of capital stock by the Company, in substantially the form attached hereto as Exhibit B.

“Parity Stock” shall mean any class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

“Partnership” shall mean Targa Resources Partners LP, a Delaware limited partnership.

“Paying Agent” shall mean the Transfer Agent, acting in its capacity as paying agent for the Preferred Stock, and its successors and assigns, or any other Person appointed to serve as paying agent by the Company.

“Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” shall have the meaning set forth in Section 1(a).

“Pro Forma Basis” shall mean, as to any Person, for any events as described in clauses (i) and (ii) below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”):

(i) in making any determination of Consolidated EBITDA or Fixed Charges on a Pro Forma Basis, pro forma effect shall be given to any Material Disposition and to any Material Acquisition, in each case that occurred during the Reference Period; and

(ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) incurred or permanently repaid during the Reference Period shall be deemed to have been incurred or repaid at the beginning of such period and (y) Consolidated Interest Expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by an Officer of the Company.

“Pro Rata Repurchases” shall mean any purchase of shares of Common Stock by the Company or any Affiliate thereof pursuant to (i) any tender offer or exchange offer directed to all of the holders of Common Stock subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder or (ii) any other tender offer available to substantially all holders of Common Stock, in the case of both (i) and (ii), whether for cash, shares of capital stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including shares of capital stock, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, effected while the Preferred Stock is outstanding. The “Effective Date” of a Pro Rata Repurchase shall mean the date of a purchase with respect to any Pro Rata Purchase.

“Purchase Agreement” shall mean the Series A Preferred Stock Purchase Agreement, dated as of February 18, 2016 (as amended by Amendment No. 1 thereto dated March 3, 2016 and by Amendment No. 2 thereto dated March 15, 2016), by and among the Company and the purchasers set forth therein.

“Redeeming Party” shall have the meaning set forth in Section 8(c).

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Stock” shall mean each class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

“Shelf Registration Statement” shall mean a shelf registration statement filed with the SEC covering resales of Transfer Restricted Securities by holders thereof.

“Stonepeak” shall mean Stonepeak Target Holdings LP, a Delaware limited partnership.

“Subsidiary” shall mean, as to any Person, any corporation or other entity of which: (a) such Person or a Subsidiary of such Person is a general partner or, in the case of a limited liability company, the managing member or manager thereof; (b) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (c) any corporation or other entity as to which such Person consolidates for accounting purposes. For the avoidance of doubt, for purposes of this Agreement, each of the Partnership and its Subsidiaries shall be considered a Subsidiary of the Company.

“Substantially Equivalent Security” shall have the meaning set forth in Section 8(a).

“Test Period” shall mean, at any date of determination, the most recently completed four full consecutive fiscal quarters of the Company ending on or prior to such date for which internal financial statements are available.

“Trading Day” shall mean a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, “Trading Day” shall mean a Business Day.

“Transfer Agent” shall mean Computershare Trust Company, N.A., acting as the Company’s duly appointed transfer agent, registrar, conversion agent and dividend disbursing agent for the Preferred Stock, and its successors and assigns, or any other person appointed to serve as transfer agent, registrar, conversion agent and dividend disbursing agent by the Company.

“Transfer Restricted Securities” shall mean each share of Common Stock received upon conversion of a share of Preferred Stock until (a) such shares of Common Stock shall be freely tradable pursuant to an exemption from registration under the Securities Act under Rule 144 thereunder, or (b) the resale of such shares of Common Stock under an effective Shelf Registration Statement, in each case unless otherwise agreed to by the Company and the Holder thereof.

“Trigger Event” shall have the meaning set forth in Section 6(e)(vii).

“TRC Credit Agreement” shall mean that certain Credit Agreement, dated February 27, 2015, by and among the Company, Bank of America, N.A., as administrative agent, collateral agent, swing line lender and the L/C issuer and each lender from time to time party thereto, as amended, supplemented or replaced from time to time.

“TRP Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement, dated October 3, 2012, by and among the Partnership, Bank of America, N.A. and the other parties signatory thereto, as amended, supplemented or replaced from time to time.

“VWAP” per share of Common Stock on any Trading Day shall mean the per share volume-weighted average price as displayed on Bloomberg page “TRGP <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available, “VWAP” shall mean the market value per share of Common Stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Company for this purpose.

“Warrant Agreement” means that certain Warrant Agreement between the Company and ComputerShare Trust Company, N.A., as Warrant Agent, dated as of the Issue Date.

“Warrants” shall have the meaning set forth in the Warrant Agreement.

SECTION 3. Dividends.

(a) Holders shall be entitled to receive, with respect to each share of Preferred Stock prior to any distributions made in respect of any Junior Stock in respect of the same fiscal quarter, out of funds legally available for payment, cash dividends (“Cash Dividends”) on the Liquidation Preference in effect immediately after the last day of the immediately prior fiscal quarter (or if there has been no prior full fiscal quarter, the Issue Date), computed on the basis of a 360-day year consisting of twelve 30-day months, at the Dividend Rate, compounded quarterly on each Dividend Payment Date. To the extent the Board of Directors so declares, Cash Dividends shall be payable in arrears on each Dividend Payment Date for the fiscal quarter ending immediately prior to such Dividend Payment Date (or with respect to the first Dividend Payment Date, for the period commencing on the Issue Date and ending on the last day of the fiscal quarter following the Issue Date), to the Holders as they appear on the Company’s stock register at the close of business on the relevant Dividend Record Date. Dividends on the Preferred Stock shall accumulate and become Accrued Dividends on a day-to-day basis from the last day of the most recent fiscal quarter, or if there has been no prior full fiscal quarter, from the Issue Date, until Cash Dividends are paid pursuant to this Section 3(a) in respect of such accumulated amounts or the Liquidation Preference is increased in respect of such accumulated amounts pursuant to Section 3(b), Section 3(c) or Section 3(d).

(b) Notwithstanding anything to the contrary in Section 3(a), the Company may, at the sole election of the Board of Directors, with respect to any dividend declared in respect of any fiscal quarter ending on or prior to December 31, 2017, elect (a “Non-Cash Dividend Election”) to have the amount that would have been payable if such dividend had been a cash dividend payable in cash (the “Non-Cash Dividend Amount”) to be added to the Liquidation Preference in lieu of paying such dividend in cash. If the Company makes a Non-Cash Dividend Election pursuant to this Section 3(b), then contemporaneous with increasing the Liquidation Preference by the applicable Non-Cash Dividend Amount, the Company will grant and deliver to the Holders additional Warrants having the same terms (including exercise price) as the Warrants issued under the Warrant Agreement on the Issue Date as follows: (i) Series A Warrants (as defined in the Warrant Agreement) entitling the holder thereof to purchase a number of shares of Common Stock equal to (x) the quotient of (I) the applicable Non-Cash Dividend Amount divided by (II) 1,000, multiplied by (y) 14.04 (subject to the same adjustments pursuant to the terms of the Warrant Agreement that the Warrants issued on the Issue Date have been subject) and (ii) Series B Warrants (as defined in the Warrant Agreement) entitling the holders thereof to purchase a number of shares of Common Stock equal to (x) the quotient of (I) the applicable Non-Cash Dividend Amount divided by (II) 1,000, multiplied (y) 6.77 (subject to the same adjustments pursuant to the terms of the Warrant Agreement that the Warrants issued on the Issue Date have been subject), in each case rounded up to the nearest whole share of Common Stock. If the Company fails to pay a Cash Dividend in respect of any fiscal quarter ending on or prior to December 31, 2017 and does not make a Non-Cash Dividend Election in respect thereof, the Company shall be deemed to have made a Non-Cash Dividend Election for all purposes of this Certificate of Designations.

(c) Notwithstanding anything to the contrary herein, if any shares of Preferred Stock are converted into Common Stock in accordance with this Certificate of Designations on a date during the period between the close of business on any Dividend Record Date and the close of business on the corresponding Dividend Payment Date, the Accrued Dividends with respect to such shares of Preferred Stock, at the Company’s option, shall either (x) be paid in cash on or prior to the date of such conversion or (y) not be paid in cash, be deemed to be Accumulated Dividends and be added to the Liquidation Preference for purposes of such conversion. For the avoidance of doubt, such Accrued Dividends shall include dividends accruing from, and including, the last day of the most recently preceding fiscal quarter to, but not including, the applicable Conversion Date. The Holders at the close of business on a Dividend Record Date shall be entitled to receive any dividend paid as a Cash Dividend on those shares on the corresponding Dividend Payment Date.

(d) Notwithstanding anything to the contrary herein, if any shares of Preferred Stock are redeemed by the Company in accordance with this Certificate of Designations on a date during the period between the close of business on any Dividend Record Date and the close of business on the corresponding Dividend Payment Date, the Accrued Dividends with respect to such shares of Preferred Stock shall be deemed to be Accumulated Dividends and shall be added to the Liquidation Preference for purposes of such redemption. For the avoidance of doubt, such Accrued Dividends shall include dividends accruing from, and including, the last day of the most recently preceding fiscal quarter to, but not including, the Optional Redemption Date or the Change of Control Redemption Date, as applicable. The Holders at the close of business on a Dividend Record Date shall be entitled to receive any dividend paid as a Cash Dividend on those shares on the corresponding Dividend Payment Date.

(e) So long as any share of the Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on, and no redemption or repurchase shall be agreed to or consummated of, Parity Stock, Common Stock or any other shares of Junior Stock, unless all accumulated and unpaid dividends for all preceding full fiscal quarters (including the fiscal quarter in which such accumulated and unpaid dividends first arose) of the Company have been declared and paid; provided, however, that the foregoing limitation shall not apply to (i) a dividend payable on Common Stock or other Junior Stock in shares of Common Stock or other Junior Stock, (ii) the acquisition of shares of Common Stock or other Junior Stock in exchange for shares of Common Stock or other Junior Stock and the payment of cash in lieu of fractional shares of Common Stock or other Junior Stock; (iii) purchases of fractional interests in shares of Common Stock or other Junior Stock pursuant to the conversion or exchange provisions of shares of other Junior Stock or any securities exchangeable for or convertible into such shares of Common Stock or other Junior Stock; (iv) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business, including, without limitation, the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards granted to officers, directors and employees and the payment of cash in lieu of fractional shares of Common Stock or other Junior Stock; (v) any dividends or distributions of rights in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock and the payment of cash in lieu of fractional shares of other Junior Stock; provided further, however, that the foregoing limitation in the first clause of this Section 3(e) shall not apply to the extent all such accumulated and unpaid dividends have been deemed to be Accumulated Dividends and have been added to the Liquidation Preference in accordance with Sections 3(b), 3(c) and 3(d). Notwithstanding the preceding, if full dividends have not been paid on the Preferred Stock and any Parity Stock, dividends may be declared and paid on the Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that amounts of dividends declared per share on the Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Preferred Stock and such other Parity Stock bear to each other.

(f) For the avoidance of doubt, the only requirement of the Company to deliver additional Warrants to the Holders under this Certificate of Designations shall be as expressly provided in Section 3(b) and Section 3(g). Any other addition of Accumulated Dividends to the Liquidation Preference (including pursuant to Sections 3(c) and 3(d)) shall not result in the issuance of additional Warrants.

(g) Except as provided in Section 3(b), if the Company fails to pay in full in cash to the Holders a Cash Dividend in an amount equal to the product of the Liquidation Preference multiplied by the Dividend Rate for a fiscal quarter, then (i) the amount of such shortfall will continue to be owed by the Company to the Holders and will accumulate until paid in full in cash, (ii) the Liquidation Preference will be deemed increased by such amount until paid in full in cash and (iii) contemporaneous with increasing the Liquidation Preference by such shortfall, the Company will grant and deliver to the Holders additional Warrants having the same terms (including exercise price) as the Warrants issued under the Warrant Agreement on the Issue Date as follows: (i) Series A Warrants (as defined in the Warrant Agreement) entitling the holder thereof to purchase a number of shares of Common Stock equal to (x) the quotient of (I) the shortfall amount divided by (II) 1,000, multiplied by (y) 14.04 (subject to the same adjustments pursuant to the terms of the Warrant Agreement that the Warrants issued on the Issue Date have been subject) and (ii) Series B Warrants (as defined in the Warrant Agreement) entitling the holders thereof to purchase a number of shares of Common Stock equal to (x) the quotient of (I) the shortfall amount divided by (II) 1,000, multiplied (y) 6.77 (subject to the same adjustments pursuant to the terms of the Warrant Agreement that the Warrants issued on the Issue Date have been subject), in each case rounded up to the nearest whole share of Common Stock.

SECTION 4. Special Rights.

(a) Holders shall not have any voting rights except as set forth in this Section 4 or as otherwise from time to time specifically required by the Delaware General Corporation Law or the Certificate of Incorporation.

(b) So long as any shares of Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by the Delaware General Corporation Law or the Certificate of Incorporation, the affirmative vote or consent of the holders of at least a majority (or, in the case of any amendment, modification, alteration or supplement to, the Certificate of Incorporation or this Certificate of Designations pursuant to subsection (b)(v) below that materially and adversely affects the economic terms of the Preferred Stock of any Holder, 80%) of the outstanding shares of Preferred Stock, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) any issuance, authorization or creation of, or any increase by the Company in the issued or authorized amount of, any specific class or series of Senior Stock;

(ii) any issuance, authorization or creation of, or any increase by any of the Company’s consolidated Subsidiaries of any issued or authorized amount of, any specific class or series of securities;

(iii) any issuance by the Company of Parity Stock; provided, however, the Company may issue Parity Stock if (A) the Fixed Charge Coverage Ratio (after adjustments for dividends paid on the shares of Preferred Stock) for the Company’s most recently ended four full fiscal quarters immediately preceding the date on such issuance would have been at least 2.25, determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom); (B) the aggregate amount of net proceeds from all issuances of Parity Stock from and after the date hereof is less than or equal to $734,900,000; and (C) the proceeds therefrom are not used specifically to directly or indirectly pay dividends on the Common Stock;

(iv) any incurrence of indebtedness by the Company and its consolidated Subsidiaries for borrowed monies; provided, however, that the Company and its consolidated Subsidiaries may incur such indebtedness if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters of the Company immediately preceding the date on which such additional indebtedness for borrowed monies is incurred would have been at least 2.0, determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom); provided further, however, that the Company and its consolidated Subsidiaries may incur indebtedness under the TRC Credit Agreement and the TRP Credit Agreement (as such credit agreements may be amended, restated, refinanced, replaced or otherwise modified from time to time; provided that the credit facility provided under such credit agreements shall be, at all times, a bank facility provided by commercial banks or affiliates of commercial banks that are primarily engaged in providing such facilities) in an aggregate amount up to $2,750,000,000; or

(v) any amendment, modification or alteration of, or supplement to, the Certificate of Incorporation or this Certificate of Designations that would materially and adversely affect the rights, preferences, privileges or voting powers of the Preferred Stock or any Holder.

Notwithstanding the foregoing, none of the following actions shall be restricted or limited by or require any approval of the Holders of Preferred Stock pursuant to Section 4(b): (i) the Company and any of its controlled Affiliates entering into joint ventures, partnerships or similar arrangements and funding the same as described in Clause (D) of this paragraph, so long as each such joint venture, partnership or similar arrangement is (A) in respect of a single asset or a group of related assets (for the avoidance of doubt, a group of assets shall not be deemed to be related assets solely because they perform the same function), (B) with third Persons, (C) on an arms’-length basis, (D) funded through the issuance of equity in such joint venture, capital contributions in such joint venture and/or the incurrence of unsecured indebtedness or indebtedness solely secured by the assets of such joint venture and/or the equity in such joint venture, and (E) for the purpose of (1) developing or expanding assets of the Company and such controlled Affiliates or (2) acquiring and developing new assets and growth opportunities, (ii) the issuance of securities, capital contributions or incurrence of intercompany indebtedness among the Company or any of its Subsidiaries or (iii) the issuance of securities, capital contributions or incurrence of intercompany indebtedness among the Company and any joint ventures, partnerships or other minority owned entities in which the Company or its Subsidiaries have an equity or other interest, in each case which exist as of the Issue Date.

(c) Notwithstanding anything to the contrary herein, without the consent of the Holders, the Company, acting in good faith, may amend, alter, supplement or repeal any terms of the Preferred Stock by amending or supplementing the Certificate of Incorporation, this Certificate of Designations or any stock certificate representing shares of the Preferred Stock:

(i) to cure any ambiguity, omission, inconsistency or mistake in any such instrument in a manner that is not inconsistent with the provisions of this Certificate of Designations and that does not adversely affect the rights, preferences, privileges or voting powers of the Preferred Stock or any Holder;

(ii) to make any provision with respect to matters or questions relating to the Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations and that does not adversely affect the rights, preferences, privileges or voting powers of the Preferred Stock or any Holder; or

(iii) to make any other change that does not adversely affect the rights, preferences, privileges or voting powers of the Preferred Stock or any Holder (other than any Holder that consents to such change).

(d) Prior to the close of business on the applicable Conversion Date, the shares of Common Stock issuable upon conversion of the Preferred Stock shall not be deemed to be outstanding and Holders shall have no voting rights with respect to such shares of Common Stock solely by virtue of holding the Preferred Stock.

(e) In exercising the voting rights set forth in Sections 4(b) and 4(c), each share of Preferred Stock shall be entitled to one vote.

(f) The rules and procedures for calling and conducting any meeting of the Holders (including the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Amended and Restated Bylaws of the Company and applicable law.

(g) If at any time (x) Cash Dividends have not been declared and paid in full on the Preferred Stock with respect to two full quarters (without regard as to whether such quarters are consecutive) (the “Dividend Trigger”) or (y) there exists (I) an Event of Default (as defined in the TRC Credit Agreement or any similar term used in a provision of any successor credit agreement of the Company) pursuant to Section 8.01(b) of the TRC Credit Agreement (or any other similar provision of any successor credit agreement of the Company) as a result of the Company’s failure to comply with Section 7.11 thereof (or any other similar financial covenant in any successor credit agreement of the Company) or (II) an Event of Default (as defined in the TRP Credit Agreement or any similar term used in a provision of any successor credit agreement of the Company) pursuant to Section 8.01(b) of the TRP Credit Agreement (or any other similar provision of any successor credit agreement of the Partnership) as a result of the Partnership’s failure to comply with Section 7.14 or Section 7.15 thereof (or any other similar interest coverage ratio or leverage ratios covenants in any successor credit agreement of the Partnership), in each case of clauses (I) and (II) that has not been cured, then in addition to the other voting rights in this Certificate of Designations (each of clause (I) and (II), the “Default Trigger”), following compliance with Section 4(h), if applicable, each Holder will be entitled to one vote for each share of Common Stock such Holder would be entitled to receive if all of such Holder’s shares of Preferred Stock were converted into Common Stock (at the Optional Conversion Price then in effect or, if the shares of Preferred Stock are not then convertible, assuming that such shares of Preferred Stock are convertible at the Optional Conversion Rate then in effect) on the record date set by the Board of Directors for such vote on all matters submitted to the holders of Common Stock for approval; provided, however, that the foregoing voting rights shall automatically and immediately cease to exist (for the avoidance of doubt, such voting rights shall again exist in respect of any further occurrence of a Default Trigger or Dividend Trigger) (i) at such time as no dividends payable on the Preferred Stock remain unpaid (in the case of clause (x)) and (ii) upon the relevant Event(s) of Default described above being cured pursuant to the terms of the TRC Credit Agreement (or any other successor credit agreement) or the TRP Credit Agreement (or any other successor credit agreement of the Partnership), as applicable (in the case of clause (y)); provided further, however, that the foregoing voting rights shall be limited and apply only to the extent that such voting grants may be granted to the Holders under applicable law (including, for the avoidance of doubt, the stockholder approval rules of any National Securities Exchange on which the shares of Common Stock are listed).

(h) Upon the occurrence of a Dividend Trigger, then, until the date on which Stonepeak and its Affiliates no longer own at least 50% of the Preferred Stock issued to Stonepeak or any of its Affiliates on the Issue Date, Stonepeak shall have the option and right, exercisable by Stonepeak by delivering a written notice of such designation to the Company, to cause its board observer to become a member of the Board of Directors and the Company shall take all actions necessary or advisable to effect the foregoing; provided, however, that the foregoing director designation right shall automatically and immediately cease to exist at such time as no dividends payable on the Preferred Stock remain unpaid (for the avoidance of doubt, such director designation right shall again exist in respect of any further occurrence of a Dividend Trigger). In the event of any occurrence of a Default Trigger, then Stonepeak shall have the option and right, exercisable by Stonepeak by delivering a written notice of such designation to the Company, to cause its board observer to become a member of the Board of Directors and the Company shall take all actions necessary or advisable to effect the foregoing; provided, however, that the foregoing director designation right shall automatically and immediately cease to exist upon the relevant Event(s) of Default described in Section 4(g) with respect to such Default Trigger being cured pursuant to the terms of the TRC Credit Agreement (or any other successor credit agreement) or the TRP Credit Agreement (or any other successor credit agreement of the Partnership) (for the avoidance of doubt, such director designation right shall again exist in respect of any further occurrence of a Default Trigger). Notwithstanding anything to the contrary in this Section 4(h), Stonepeak shall only have the option and right to designate one person to serve as a member of the Board of Directors.

(i) If prior to the exercise of the Holders’ rights pursuant to Section 4(g) or Section 4(h) a filing is required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), then the Company, on the one hand, and any Holder, on the other hand, shall (i) as promptly as practicable, make, or cause or be made, all filings and submissions required under the HSR Act, and (ii) use their commercially reasonable efforts to obtain, or cause to be obtained, consent in respect of such filings and submissions (or the termination or expiration of the applicable waiting period, as applicable); provided, however, any filing or submission fees required of any Person in connection with any such filings or submissions required under the HSR Act shall be paid by the Company. Until such time as consent has been received in respect of such filings and submissions (or the applicable waiting period has terminated or expired, as applicable), Stonepeak and the Holders shall not be permitted to exercise such rights.

SECTION 5. Liquidation Rights.

(a) In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, each Holder shall be entitled to receive, in respect of such shares of Preferred Stock, and to be paid out of the assets of the Company available for distribution to its stockholders, an amount equal to the Liquidation Preference thereon, in preference to the holders of, and before any payment or distribution is made on, any Junior Stock.

(b) Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Company (other than in connection with the liquidation, winding up or dissolution of its business), nor the merger or consolidation of the Company into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 5.

(c) After the payment in full to the Holders of the amounts provided for in this Section 5, the Holders of shares of Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company in respect of their ownership of such Preferred Stock.

(d) In the event the assets of the Company available for distribution to the Holders upon any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 5(a), no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Preferred Stock, equally and ratably, in proportion to the full distributable amounts for which Holders of all Preferred Stock and of any Parity Stock are entitled upon such liquidation, winding-up or dissolution.

SECTION 6. Conversion.

(a) On or after the first Business Day that is 12 years after the Issue Date, the Holders shall have the right to convert their shares of Preferred Stock, in whole or in part (but in no event less than 50,000 shares of Preferred Stock or, if the aggregate amount of shares of Preferred Stock any such Holder owns is less than 50,000 shares, then all of such shares), into that number of whole shares of Common Stock for each share of Preferred Stock equal, subject to Section 6(j), to the quotient of (i) the Liquidation Preference divided by (ii) the Optional Conversion Price then in effect, with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 9 (such quotient, the “Conversion Rate”). To convert shares of Preferred Stock into shares of Common Stock pursuant to this Section 6(a), such Holder shall give written notice (the “Optional Conversion Notice” and the date of such notice, the “Optional Conversion Notice Date”) to the Company stating that such Holder elects to so convert shares of Preferred Stock and shall state therein: (A) the number of shares of Preferred Stock to be converted, (B) the name or names in which such Holder wishes the shares of Common Stock to be issued, (C) the Holder’s computation of the number of shares of Common Stock to be received by such Holder and (D) the Optional Conversion Price on the Optional Conversion Notice Date. If a Holder validly delivers an Optional Conversion Notice in accordance with this Section 6(a), the Company shall issue the shares of Common Stock as soon as reasonably practicable, but not later than ten (10) business days thereafter (the date of issuance of such shares, the “Optional Conversion Date”).

(b) On or after the first Business Day that is 12 years after the Issue Date, if the Holders have not elected to convert all of their shares of Preferred Stock pursuant to Section 6(a), the Company shall have the right to cause the outstanding shares of Preferred Stock to be converted, in whole and not in part into that number of whole shares of Common Stock for each share of Preferred Stock equal, subject to Section 6(j), to the quotient of (i) the Liquidation Preference divided by (ii) the Forced Conversion Price then in effect, with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 9; provided, however that in order for the Company to exercise such right, the Average VWAP per share of the Common Stock during a 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Forced Conversion Notice Date shall be greater than one hundred twenty percent (120%) of the Forced Conversion Price then in effect; and provided, further, that if the conversion by the Company pursuant to this Section 6(b) would result in the Holders holding Common Stock (counting only such Common Stock as has been converted from Preferred Stock pursuant to this Certificate of Designations) representing in excess of 20% of the issued and outstanding Common Stock of the Company immediately after such conversion (the “Maximum Holding Amount”), then such conversion shall be limited to the number of shares of Common Stock representing the Maximum Holding Amount, and the Company will have the continuing right to cause the remaining shares of Preferred Stock (which are not converted due to the Maximum Holding Amount limitation) to be converted in whole or in part at any time following the initial conversion of shares of Preferred Stock pursuant to this Section 6(b) to the extent such conversion would not result in the Holders holding Common Stock at such time representing in excess of the Maximum Holding Amount. To convert shares of Preferred Stock into shares of Common Stock pursuant to this Section 6(b), the Company shall give written notice (the “Forced Conversion Notice” and the date of such notice, the “Forced Conversion Notice Date”) to each Holder stating that the Company elects to force conversion of such shares of Preferred Stock pursuant to this Section 6(b) and shall state therein (A) the number of shares of Preferred Stock to be converted, (B) the Forced Conversion Price on the Forced Conversion Notice Date and (C) the Company’s computation of the number of shares of Common Stock to be received by the Holder. If the Company validly delivers a Forced Conversion Notice in accordance with this Section 6(b), the Company shall issue the shares of Common Stock as soon as reasonably practicable, but not later than ten (10) business days thereafter (the date of issuance of such shares, the “Forced Conversion Date”).

(c) Upon conversion, each Holder shall surrender to the Company the certificates representing any shares held in certificated form to be converted during usual business hours at its principal place of business or the offices of its duly appointed Transfer Agent maintained by it, accompanied by (i) (if so required by the Company or its duly appointed Transfer Agent) a written instrument or instruments of transfer in form reasonably satisfactory to the Company or its duly appointed Transfer Agent duly executed by the Holder or its duly authorized legal representative and (ii) transfer tax stamps or funds therefor, if required pursuant to Section 6(i).

(d) Immediately prior to the close of business on the Optional Conversion Date or the Forced Conversion Date, as applicable, with respect to a conversion, a Holder shall be deemed to be the holder of record of Common Stock issuable upon conversion of such Holder’s shares of Preferred Stock notwithstanding that the share register of the Company shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Holder. Except to the extent that a Holder is not able to convert its shares of Preferred Stock into Common Stock as a result of Section 6(j), on the Optional Conversion Date or the Forced Conversion Date, as applicable, dividends shall cease to accrue on the shares Preferred Stock so converted and all other rights with respect to the shares of Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except only the rights of Holders thereof to receive the number of whole shares of Common Stock into which such shares of Preferred Stock have been converted (with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 9). As promptly as practical after the conversion of any shares of Preferred Stock into Common Stock, the Company shall deliver to the applicable Holder an Ownership Notice identifying the number of full shares of Common Stock to which such Holder is entitled, and a cash payment in respect of fractional shares in accordance with Section 9.

(e) Each Fixed Conversion Price shall be subject to the following adjustments (except as provided in Section 6(f)):

(i) If the Company pays a dividend (or other distribution) in shares of Common Stock to holders of the Common Stock, in their capacity as holders of Common Stock, then each Fixed Conversion Price in effect immediately following the record date for such dividend (or distribution) shall be divided by the following fraction:

OS1
OS0

where

OS0	=	the number of shares of Common Stock outstanding immediately prior to the record date for such dividend or distribution; and

OS1	=	the sum of (A) the number of shares of Common Stock outstanding immediately prior to the record date for such dividend or distribution and (B) the total number of shares of Common Stock constituting such dividend.

(ii) If the Company issues to holders of shares of the Common Stock, in their capacity as holders of Common Stock, rights, options or warrants entitling them to subscribe for or purchase shares of Common Stock at less than the Market Value determined on the Ex-Date for such issuance, then each Fixed Conversion Price in effect immediately following the close of business on the Ex-Date for such issuance shall be divided by the following fraction:

OS0 + X
OS0 + Y

where

OS0	=	the number of shares of Common Stock outstanding at the close of business on the record date for such issuance;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Market Value determined as of the Ex-Date for such issuance.

To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, each Fixed Conversion Price shall be readjusted to such Fixed Conversion Price that would have then been in effect had the adjustment made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then each Fixed Conversion Price shall not be adjusted until such triggering events occur. In determining the aggregate offering price payable for such shares of Common Stock, the conversion agent shall take into account any consideration received for such rights, options or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).

(iii) If the Company subdivides, combines or reclassifies the shares of Common Stock into a greater or lesser number of shares of Common Stock, then each Fixed Conversion Price in effect immediately following the effective date of such share subdivision, combination or reclassification shall be divided by the following fraction:

OS1
OS0

where

OS0	=	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, combination or reclassification; and

OS1	=	the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, combination or reclassification.

(iv) If the Company distributes to all holders of shares of Common Stock evidences of indebtedness, shares of capital stock (other than Common Stock) or other assets (including securities, but excluding any dividend or distribution referred to in clauses (i); any rights or warrants referred to in clause (ii) above; any consideration payable in connection with a tender or exchange offer made by the Company or any of its subsidiaries and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), then each Fixed Conversion Price in effect immediately following the close of business on the record date for such distribution shall be divided by the following fraction:

SP0
SP0 – FMV

where

SP0	=	the Closing Sale Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date; and

FMV	=	the fair market value of the portion of the distribution applicable to one share of Common Stock on the Trading Day immediately preceding the Ex-Date as determined by the Board of Directors.

In a spin-off, where the Company makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit each Fixed Conversion Price shall be adjusted on the fourteenth Trading Day after the effective date of the distribution by dividing such Fixed Conversion Price in effect immediately prior to such fourteenth Trading Day by the following fraction:

MP0 + MPS
MP0

where

MP0	=	the average of the Closing Sale Price of the Common Stock over each of the first 10 Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution; and

MPS	=	the average of the closing sale price of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over each of the first 10 Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, as reported in the principal securities exchange or quotation system or market on which such shares are traded, or if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

In the event that such distribution described in this clause (iv) is not so made, each Fixed Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to each Fixed Conversion Price that would then be in effect if such dividend distribution had not been declared.

(v) In the case the Company effects a Pro Rata Repurchase of Common Stock, then the Fixed Conversion Price shall be adjusted to the price determined by multiplying the Fixed Conversion Price in effect immediately prior to the effective date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase and (y) the Market Value of a share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (1) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Common Stock so repurchased and (2) the Market Value per share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase.

(vi) Notwithstanding anything herein to the contrary, no adjustment under this Section 6(e) need be made to the Fixed Conversion Price unless such adjustment would require an increase or decrease of at least 2.0% of the Fixed Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 2.0% of the Fixed Conversion Price.

(vii) Notwithstanding any other provisions of this Section 6(e), rights or warrants distributed by the Company to holders of Common Stock, in their capacity as holders of Common Stock, entitling the holders thereof to subscribe for or purchase shares of the Company’s capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (A) are deemed to be transferred with such shares of Common Stock; (B) are not exercisable; and (C) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 6(e) (and no adjustment to the Fixed Conversion Price under this Section 6(e) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Fixed Conversion Price shall be made under Section 6(e)(ii). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to a Fixed Conversion Price under this Section 6(e) was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, such Fixed Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise thereof, such Fixed Conversion Price shall be readjusted as if such expired or terminated rights and warrants had not been issued. To the extent that the Company has a rights plan or agreement in effect upon conversion of the Preferred Stock, which rights plan provides for rights or warrants of the type described in this clause, then upon conversion of Preferred Stock the Holder will receive, in addition to the Common Stock to which he is entitled, a corresponding number of rights in accordance with the rights plan, unless a Trigger Event has occurred and the adjustments to the Fixed Conversion Price with respect thereto have been made in accordance with the foregoing. In lieu of any such adjustment, the Company may amend such applicable stockholder rights plan or agreement to provide that upon conversion of the Preferred Stock the Holders will receive, in addition to the Common Stock issuable upon such conversion, the rights that would have attached to such Common Stock if the Trigger Event had not occurred under such applicable stockholder rights plan or agreement.

(viii) The Company reserves the right to make such reductions in each Fixed Conversion Price in addition to those required in the foregoing provisions as it considers advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. In the event the Company elects to make such a reduction in the Fixed Conversion Price, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of each Fixed Conversion Price.

(f) Notwithstanding anything to the contrary in Section 6(e), no adjustment to the Fixed Conversion Price shall be made with respect to any distribution or other transaction if the Holders are entitled to participate in such distribution or transaction as if they held a number of shares of Common Stock issuable upon conversion of the Preferred Stock immediately prior to such event, without having to convert their shares of Preferred Stock.

(g) If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in any Fixed Conversion Price then in effect shall be required by reason of the taking of such record.

(h) Upon any increase or decrease in the Fixed Conversion Price, then, and in each such case, the Company promptly shall deliver to each Holder a certificate signed by an Officer, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Fixed Conversion Price then in effect following such adjustment.

(i) The issuance or delivery of certificates for Common Stock upon the conversion of shares of Preferred Stock and the issuance or delivery of any Ownership Notice, whether at the request of a Holder or upon the conversion of shares of Preferred Stock, shall each be made without charge to the Holder or recipient of shares of Preferred Stock for such certificates or Ownership Notice or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby or such Ownership Notice or the securities identified therein, and such certificates or Ownership Notice shall be issued or delivered in the respective names of, or in such names as may be directed by, the applicable Holder; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder of the shares of the relevant Preferred Stock and the Company shall not be required to issue or deliver any such certificate or Ownership Notice unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

(j) In the event that any Holder elects to convert shares of Preferred Stock into shares of Common Stock pursuant to Section 6(a), the sum of (x) the number of shares of Common Stock into which the shares of Preferred Stock can then be converted upon such exercise pursuant this Certificate of Designations, (y) the number of shares of Common Stock into which the shares of Preferred Stock have already been converted in accordance with this Certificate of Designations and (z) the number of shares of Common Stock that have been issued upon exercise of the Warrants, shall not exceed the maximum number of shares of Common Stock which the Company may issue under the Certificate of Incorporation or the maximum number of shares of Common Stock which the Company may issue without stockholder approval under applicable law (including, for the avoidance of doubt, the stockholder approval rules of any National Securities Exchange on which the shares of Common Stock are listed). The Company will use its commercially reasonable efforts to seek stockholder approval for the issuance of shares of Common Stock upon conversion of the Preferred Stock and exercise of the Warrants above the amount that the Company may issue without such stockholder approval pursuant to New York Stock Exchange Rule 312.03(c).

(k) Any shares of Common Stock delivered pursuant to this Section 6 shall be validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters of any state or federal law), free and clear or any liens, claims, rights or encumbrances other than those arising under the Delaware Act or this Certificate of Designations or created by the holders thereof.

(l) The Company shall use its commercially reasonable efforts to at all times reserve and keep available for issuance upon the conversion of the Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Preferred Stock, and shall use its commercially reasonable efforts to take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock or the payment or partial payment of dividends (if any) declared on Preferred Stock that are payable in Common Stock. If the Company does not at any time have reserved and available the number of shares of Common Stock described in the preceding sentence, the Company shall pay to the Holders (on a pro rata basis across all Holders based on their respective ownership of Preferred Stock) an amount equal to $50,000 per month (pro rated for partial months), payable no later than 5 business days after the end of each month until the Company again has reserved and available such number of shares of Common Stock.

SECTION 7. Optional Redemption.

(a) At any time, and from time to time, on or after the first Business Day that is five years after the Issue Date, the Company shall have the right, subject to applicable law, to redeem the Preferred Stock, in whole or in part (but in no event less than 100,000 shares of Preferred Stock or, if the aggregate amount of shares of Preferred Stock any such Holder owns is less than 100,000 shares, then all of such shares), from any source of funds legally available for such purpose. Any redemption by the Company pursuant to this Section 7 shall be subject to compliance with the provisions of the TRC Credit Agreement and any other agreements governing the Company’s future or existing outstanding indebtedness. Any such redemption shall occur on a date set by the Company in its sole discretion (the “Optional Redemption Date”).

(b) Subject to applicable law, the Company shall effect any such redemption pursuant to this Section 7 by paying cash for each share of Preferred Stock to be redeemed in an amount equal to the Liquidation Preference (including, for the avoidance of doubt, any Accrued Dividends added to the Liquidation Preference in accordance with Section 3(d)), multiplied by, if on or prior to the sixth anniversary of the Issue Date, 110%, and, if thereafter, 105% for such share of Preferred Stock on such Optional Redemption Date (the “Optional Redemption Price”).

(c) The Company shall give notice of its election to redeem the Preferred Stock pursuant to this Section 7 not less than 15 days and not more than 60 days before the scheduled

Optional Redemption Date, to the Holders of Preferred Stock as such Holders’ names appear (as of the close of business on the Business Day next preceding the day on which notice is given) on the books of the Transfer Agent at the address of such Holders shown therein. Such notice (the “Optional Redemption Notice”) shall state: (i) the Optional Redemption Date, (ii) the number of shares of Preferred Stock to be redeemed from such Holder, (iii) the Optional Redemption Price and (iv) the place where any shares of Preferred Stock in certificated form are to be redeemed and shall be presented and surrendered for payment of the applicable Redemption Price therefor.

(d) If the Company elects to redeem fewer than all of the outstanding shares of Preferred Stock pursuant to this Section 7, the number of shares of Preferred Stock to be redeemed shall be determined by the Company, provided the number of shares of Preferred Stock to be redeemed pursuant an election pursuant to this Section 7 shall not be less than 100,000 shares of Preferred Stock or, if the aggregate amount of shares of Preferred Stock outstanding is less than 100,000 shares, then all of such shares, and provided that the Preferred Stock is redeemed on a pro rata basis across all Holders based on their respective ownership of Preferred Stock. The shares of Preferred Stock not redeemed shall remain outstanding.

(e) If the Company gives an Optional Redemption Notice, the Company shall deposit with the Paying Agent funds sufficient to redeem the shares of Preferred Stock as to which such Optional Redemption Notice shall have been given, no later than the open of business on the Optional Redemption Date, and the Company shall give the Paying Agent irrevocable instructions and authority to pay the applicable Redemption Price to the Holders to be redeemed upon surrender or deemed surrender of the Certificates therefor as set forth in the Optional Redemption Notice. If the Optional Redemption Notice shall have been given, then from and after the Optional Redemption Date, unless the Company defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Optional Redemption Notice, all dividends on such shares of Preferred Stock to be redeemed shall cease to accrue and all other rights with respect to the shares of Preferred Stock to be redeemed, including the rights, if any, to receive notices, will terminate, except only the rights of Holders thereof to receive the Optional Redemption Price. The Company shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Optional Redemption Price of the shares of Preferred Stock to be redeemed), and the holders of any shares of Preferred Stock so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Company for any reason, including redemption of shares of Preferred Stock, that remain unclaimed or unpaid after two years after the Optional Redemption Date or other payment date, shall be, to the extent permitted by applicable law, repaid to the Company upon its written request, after which repayment the Holders entitled to such redemption or other payment shall have recourse only to the Company. Notwithstanding any Optional Redemption Notice, there shall be no redemption of any shares of Preferred Stock called for redemption until funds sufficient to pay the full Optional Redemption Price of such shares shall have been deposited by the Company with the Paying Agent.

SECTION 8. Change of Control

(a) In the event of a Change of Control in which the Company does not survive or as a result thereof the Company has no or substantially no assets, the Company shall use its reasonable efforts to deliver or to cause to be delivered to the Holders, in exchange for their outstanding shares of Preferred Stock upon such Change of Control, a security in the surviving or successor entity that has substantially similar rights, preferences and privileges as the Preferred Stock (a “Substantially Equivalent Security”); provided, however, that the Company shall promptly notify the Holders if (A) the surviving or successor entity (after giving pro forma effect to such Change of Control) is expected, immediately following such Change of Control, to have a worse leverage profile than that of the Company as of the Issue Date or a worse rating than that of the Company as of the Issue Date with respect to its outstanding indebtedness by either Moody’s or S&P, or (B) the stock into which the Substantially Equivalent Security will be convertible is not traded on a major U.S. stock exchange. If the Company is required to provide the notice specified in the preceding sentence of this Section 8(a), the Company shall not deliver or cause to be delivered to the Holders any such Substantially Equivalent Security unless such delivery is approved by the Holders of at least a majority of the outstanding shares of Preferred Stock.

(b) In the event of any Change of Control other than one in which the Company does not survive or as a result thereof the Company has no or substantially no assets, the Company shall promptly notify the Holders if (A) the Company (after giving pro forma effect to such Change of Control) is expected, immediately following such Change of Control, to have a worse leverage profile than that of the Company as of the Issue Date or a worse rating than that of the Company as of the Issue Date with respect to its outstanding indebtedness by either Moody’s or S&P, or (B) the stock into which the Preferred Stock will be convertible is not traded on a major U.S. stock exchange. If the Company is not required to provide the notice specified in the preceding sentence of this Section 8(b), the Company shall cause the outstanding shares of Preferred Stock to remain outstanding. If the Company is required to provide the notice specified in the first sentence of this Section 8(b), the Company shall redeem the outstanding shares of Preferred Stock pursuant to Section 8(c) unless the Holders of at least a majority of the outstanding shares of Preferred Stock notify the Company in writing of their decision that the shares of Preferred Stock remain outstanding.

(c) In the event of (i) a Change in Control described in Section 8(a) in connection with which the Company is unable to deliver or cause to be delivered to the Holders a Substantially Equivalent Security or the Holders of a majority of the shares of Preferred Stock do not elect to accept the Substantially Equivalent Security as permitted by Section 8(a) or (ii) a Change of Control in connection with which the Company is required to provide the notice specified in the first sentence of Section 8(b) and the Holders of at least a majority of the outstanding shares of Preferred Stock do not provide written notice to the Company of their decision that the shares of Preferred Stock remain outstanding as permitted by Section 8(b), the Company or a third party with the prior written consent of the Company (such party, as applicable, the “Redeeming Party”) shall, in compliance with applicable law and, in the case of Stonepeak and its Affiliates, subject to any agreement between Stonepeak and its Affiliates and the Company, redeem all of the outstanding Preferred Stock. Any such redemption shall occur on a date set by the Redeeming Party in its sole discretion, but no later than 5 business days after consummation of the Change of Control (the “Change of Control Redemption Date”). Notwithstanding anything to the contrary herein, the Change of Control Redemption Date may be on the date of the Change of Control, and any redemption pursuant to this Section 8 may be made simultaneously with the Change of Control. Holders acknowledge and agree that under the terms of the TRC Credit Agreement (as such credit agreement may be amended, restated, refinanced, replaced or otherwise modified from time to time) and any other debt instruments of the Company that restrict, limit or condition the ability of the Company to issue “disqualified equity interests” (or similar concept), and for so long as such restrictive terms continue or have not been waived by the applicable lenders thereunder, upon any redemption of the shares of Preferred Stock pursuant to this Section 8, the loans and other loan obligations that are accrued and payable under any such credit agreements or debt instruments will, in each case, be repaid (and any commitments and any outstanding letters of credit thereunder will be terminated) prior to such redemption of the Preferred Stock. For the avoidance of doubt, the preceding sentence shall not be deemed to be a waiver by any Holder of its right to receive from the Company and/or its successor the cash associated with such redemption.

(d) Subject to applicable law, the Redeeming Party shall effect any such redemption pursuant to this Section 8 by paying cash for each share of Preferred Stock to be redeemed in an amount equal to (x) the Liquidation Preference multiplied by (y) the Change of Control Redemption Premium for such share of Preferred Stock on such Change of Control Redemption Date (such product, the “Change of Control Redemption Price”).

(e) The Redeeming Party shall give notice of such redemption not less than 15 days and not more than 60 days before the scheduled Change of Control Redemption Date, to the Holders as such Holders’ names appear (as of the close of business on the Business Day next preceding the day on which notice is given) on the books of the Transfer Agent at the address of such Holders shown therein. Such notice (the “Change of Control Redemption Notice”) shall state: (i) the Change of Control Redemption Date, (ii) the Change of Control Redemption Price and (iii) the place where any shares of Preferred Stock in certificated form are to be redeemed and shall be presented and surrendered for payment of the applicable Redemption Price therefor. The Redeeming Party shall give the Change of Control Redemption Notice in advance of a Change of Control if a definitive agreement is in place for the Change of Control at the time of giving the Change of Control Redemption Notice.

(f) If the Redeeming Party gives a Change of Control Redemption Notice, the Redeeming Party shall deposit with the Paying Agent funds sufficient to redeem the shares of Preferred Stock as to which such Change of Control Redemption Notice shall have been given, no later than the open of business on the Change of Control Redemption Date, and the Redeeming Party shall give the Paying Agent irrevocable instructions and authority to pay the applicable Change of Control Redemption Price to the Holders to be redeemed upon surrender or deemed surrender of the Certificates therefor as set forth in the Change of Control Redemption Notice.

SECTION 9. No Fractional Shares.

No fractional shares of Common Stock or securities representing fractional shares of Common Stock shall be issued upon conversion, whether voluntary or mandatory, or in respect of dividend payments made in Common Stock on the Preferred Stock. Instead, the Company may elect to either make a cash payment to each Holder that would otherwise be entitled to a fractional share (based on the Closing Sale Price of such fractional share determined as of the Trading Day immediately prior to the payment thereof) or, in lieu of such cash payment, round up to the next whole share the number of shares of Common Stock to be issued to any particular Holder upon conversion.

SECTION 10. Uncertificated Shares; Certificated Shares.

(a) Uncertificated Shares.

(i) Form. Notwithstanding anything to the contrary herein, unless requested in writing by a Holder to the Company, the shares of Preferred Stock and any shares of Common Stock issued upon conversion thereof shall be in uncertificated, book entry form as permitted by the bylaws of the Company and the Delaware General Corporation Law. Within a reasonable time after the issuance or transfer of uncertificated shares, the Company shall, or shall cause the Transfer Agent to, send to the registered owner thereof an Ownership Notice.

(ii) Transfer. Transfers of Preferred Stock or Common Stock issued upon conversion thereof held in uncertificated, book-entry form shall be made only upon the transfer books of the Company kept at an office of the Transfer Agent upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock. The Company may refuse any requested transfer until furnished evidence satisfactory to it that such transfer is proper.

(iii) Legends. Each Ownership Notice issued with respect to a share of Preferred Stock or any Common Stock issued upon the conversion of Preferred Stock shall bear a legend in substantially the following form:

“THE SECURITIES IDENTIFIED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE FOREGOING LEGEND WILL BE REMOVED AND A NEW OWNERSHIP NOTICE PROVIDED WITH RESPECT TO THE SECURITIES IDENTIFIED HEREIN UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF TARGA RESOURCES CORP. (THE “COMPANY”), INCLUDING THE CERTIFICATES OF DESIGNATIONS INCLUDED

THEREIN (AS FURTHER AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”). THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER. THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS NOTICE BY REFERENCE.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

In addition, Each Ownership Notice issued with respect to a share of Preferred Stock shall bear a legend in substantially the following form:

“BY ACCEPTANCE HEREOF, THE HOLDER SHALL BE DEEMED TO HAVE AGREED WITH THE COMPANY THAT, FOR SO LONG AS THE HOLDER HOLDS THIS SECURITY, THE HOLDER SHALL NOT, AND SHALL CAUSE ITS AFFILIATES NOT TO, DIRECTLY OR INDIRECTLY ENGAGE IN ANY SHORT SALE OF THE COMMON STOCK OF THE COMPANY.”

(b) Certificated Shares.

(i) Form and Dating. When Preferred Stock is in certificated form (“Certificated Preferred Stock”), the Preferred Stock certificate and the Transfer Agent’s certificate of authentication shall be substantially in the form set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate of Designations. The Preferred Stock certificate may have notations, legends or endorsements required by applicable law, stock exchange rules, agreements to which the Company is subject, if any, or usage; provided that any such notation, legend or endorsement is in a form acceptable to the Company. Each Preferred Stock certificate shall be dated the date of its authentication.

(ii) Execution and Authentication. Two Officers shall sign each Preferred Stock certificate for the Company by manual or facsimile signature.

If an Officer whose signature is on a Preferred Stock certificate no longer holds that office at the time the Transfer Agent authenticates the Preferred Stock certificate, the Preferred Stock certificate shall be valid nevertheless.

A Preferred Stock certificate shall not be valid until an authorized signatory of the Transfer Agent manually signs the certificate of authentication on the Preferred Stock certificate. The signature shall be conclusive evidence that the Preferred Stock certificate has been authenticated under this Certificate of Designations.

The Transfer Agent shall authenticate and deliver certificates for shares of Preferred Stock for original issue upon a written order of the Company signed by two Officers or by an Officer and an Assistant Treasurer of the Company. Such order shall specify the number of shares of Preferred Stock to be authenticated and the date on which the original issue of the Preferred Stock is to be authenticated.

The Transfer Agent may appoint an authenticating agent reasonably acceptable to the Company to authenticate the certificates for the Preferred Stock. Unless limited by the terms of such appointment, an authenticating agent may authenticate certificates for the Preferred Stock whenever the Transfer Agent may do so. Each reference in this Certificate of Designations to authentication by the Transfer Agent includes authentication by such agent. An authenticating agent has the same rights as the Transfer Agent or agent for service of notices and demands.

(iii) Transfer and Exchange. When Certificated Preferred Stock is presented to the Transfer Agent with a request to register the transfer of such Certificated Preferred Stock or to exchange such Certificated Preferred Stock for an equal number of shares of Certificated Preferred Stock, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Preferred Stock surrendered for transfer or exchange:

(A) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Transfer Agent, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(B) is being transferred or exchanged pursuant to subclause (1) or (2) below, and is accompanied by the following additional information and documents, as applicable:

(1) if such Certificated Preferred Stock is being delivered to the Transfer Agent by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect in substantially the form of Exhibit C hereto; or

(2) if such Certificated Preferred Stock is being transferred to the Company or to a “qualified institutional buyer” in accordance with Rule 144A under the Securities Act or pursuant to another exemption from registration under the Securities Act, (i) a certification to that effect (in substantially the form of Exhibit C hereto) and (ii) if the Company so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 10(b)(iv).

(iv) Legends.

(A) Each certificate evidencing Certificated Preferred Stock or any Common Stock issued upon the conversion of Preferred Stock shall bear a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE FORGOING LEGEND WILL BE REMOVED AND A NEW CERTIFICATE PROVIDED WITH RESPECT TO THESE SECURITIES UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF TARGA RESOURCES CORP. (THE “COMPANY”), INCLUDING THE CERTIFICATES OF DESIGNATIONS INCLUDED THEREIN (AS FURTHER AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”), THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER. THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS CERTIFICATE BY REFERENCE.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

(B) Upon any sale or transfer of a Transfer Restricted Security held in certificated form pursuant to Rule 144 under the Securities Act or another exemption from registration under the Securities Act or an effective registration statement under the Securities Act, the Transfer Agent shall permit the Holder thereof to exchange such Transfer Restricted Security for Certificated Preferred Stock or certificated Common Stock that does not bear a restrictive legend and rescind any restriction on the transfer of such Transfer Restricted Security.

(v) Replacement Certificates. If any of the Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Preferred Stock certificate, or in lieu of and substitution for the Preferred Stock certificate lost, stolen or destroyed, a new Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent.

(vi) Cancellation. In the event the Company shall purchase or otherwise acquire Certificated Preferred Stock, the same shall thereupon be delivered to the Transfer Agent for cancellation. The Transfer Agent and no one else shall cancel and destroy all Preferred Stock certificates surrendered for transfer, exchange, replacement or cancellation and deliver a certificate of such destruction to the Company unless the Company directs the Transfer Agent to deliver canceled Preferred Stock certificates to the Company. The Company may not issue new Preferred Stock certificates to replace Preferred Stock certificates to the extent they evidence Preferred Stock which the Company has purchased or otherwise acquired.

(c) Certain Obligations with Respect to Transfers and Exchanges of Preferred Stock.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Transfer Agent shall authenticate Certificated Preferred Stock as required pursuant to the provisions of this Section 10.

(ii) All shares of Preferred Stock, whether or not Certificated Preferred Stock, issued upon any registration of transfer or exchange of such shares of Preferred Stock shall be the valid obligations of the Company, entitled to the same benefits under this Certificate of Designations as the shares of Preferred Stock surrendered upon such registration of transfer or exchange.

(iii) Prior to due presentment for registration of transfer of any shares of Preferred Stock, the Transfer Agent and the Company may deem and treat the Person in whose name such shares of Preferred Stock are registered as the absolute owner of such Preferred Stock and neither the Transfer Agent nor the Company shall be affected by notice to the contrary.

(iv) No service charge shall be made to a Holder for any registration of transfer or exchange of any Preferred Stock or Common Stock issued upon the conversion thereof on the transfer books of the Company or the Transfer Agent or upon surrender of any Preferred Stock certificate or Common Stock certificate at the office of the Transfer Agent maintained for that purpose. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Preferred Stock or Common Stock if the Person receiving shares in connection with such transfer or exchange is not the holder thereof.

(d) No Obligation of the Transfer Agent. The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Certificate of Designations or under applicable law with respect to any transfer of any interest in any Preferred Stock other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Certificate of Designations, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 11. Other Provisions.

(a) With respect to any notice to a Holder required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any vote upon any such action (assuming due and proper notice to such other Holders). Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(b) Shares of Preferred Stock that have been issued and reacquired by the Company in any manner, including shares of Preferred Stock purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) upon such reacquisition be automatically cancelled by the Company and shall not be reissued.

(c) The shares of Preferred Stock shall be issuable only in whole shares.

(d) All notice periods referred to herein shall commence: (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile; (ii) one Business Day after being deposited with a nationally recognized next-day courier, postage prepaid; or (iii) three Business Days after being by first-class mail, postage prepaid. Notice to any Holder shall be given to the registered address set forth in the Company’s records for such Holder.

(e) Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. All payments required hereunder shall be made by wire transfer of immediately available funds in United States Dollars to the Holders in accordance with the payment instructions as such Holders may deliver by written notice to the Company from time to time.

(f) Notwithstanding anything to the contrary herein, whenever the Board of Directors is permitted or required to determine fair market value, such determination shall be made in good faith.

(g) Except as set forth in Section 4(b)(ii), the Holders shall have no preemptive or preferential rights to purchase or subscribe to any stock, obligations, warrants or other securities of the Company of any class.

(h) The Company shall distribute to the Holders copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of the Common Stock, at such times and by such method as documents are distributed to such holders of such Common Stock.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this certificate to be signed and attested this 16th day of March, 2016.

TARGA RESOURCES CORP.

By:	/s/ Matthew J. Meloy
Matthew J. Meloy
Executive Vice President and Chief Financial Officer

SIGNATURE PAGE TO CERTIFICATE OF DESIGNATIONS

EXHIBIT A

FORM OF PREFERRED STOCK

FACE OF SECURITY

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE FORGOING LEGEND WILL BE REMOVED AND A NEW CERTIFICATE PROVIDED WITH RESPECT TO THESE SECURITIES UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF TARGA RESOURCES CORP. (THE “COMPANY”), INCLUDING THE CERTIFICATES OF DESIGNATIONS INCLUDED THEREIN (AS FURTHER AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”), THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER. THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS CERTIFICATE BY REFERENCE.

BY ACCEPTANCE HEREOF, THE HOLDER SHALL BE DEEMED TO HAVE AGREED WITH THE COMPANY THAT, FOR SO LONG AS THE HOLDER HOLDS THIS SECURITY, THE HOLDER SHALL NOT, AND SHALL CAUSE ITS AFFILIATES NOT TO, DIRECTLY OR INDIRECTLY ENGAGE IN ANY SHORT SALE OF THE COMMON STOCK OF THE COMPANY.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Certificate Number	[ ] Shares of
[ ]	Series A Preferred Stock

Series A Preferred Stock

of

TARGA RESOURCES CORP.

TARGA RESOURCES CORP., a Delaware corporation (the “Company”), hereby certifies that [                    ] (the “Holder”) is the registered owner of [                    ] fully paid and non-assessable shares of preferred stock, par value $0.001 per share, of the Company designated as the Series A Preferred Stock (the “Preferred Stock”). The shares of Preferred Stock are transferable on the books and records of the Transfer Agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designations dated March 16, 2016, as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to select provisions of the Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, these shares of Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has executed this certificate this                     day of                     , 2016.

TARGA RESOURCES CORP.

By:
Name:
Title:

By:
Name:
Title:

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION

These are shares of the Preferred Stock referred to in the within-mentioned Certificate of Designations.

Dated:

COMPUTERSHARE TRUST COMPANY, N.A.,
as Transfer Agent,

By:
Authorized Signatory

REVERSE OF SECURITY

Dividends on each share of Preferred Stock shall be payable, when, as and if declared by the Company’s Board of Directors out of legally available funds as provided in the Certificate of Designations.

The shares of Preferred Stock shall be convertible into the Company’s Common Stock upon the satisfaction of the conditions and in the manner and according to the terms set forth in the Certificate of Designations.

The shares of Preferred Stock may be redeemed by the Company upon the satisfaction of the conditions and in the manner and according to the terms set forth in the Certificate of Designations.

The Company will furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Preferred Stock evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the shares of Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Preferred Stock Certificate)

Signature Guarantee:                     1

[1]	Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT B

OWNERSHIP NOTICE

THE SECURITIES IDENTIFIED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE FOREGOING LEGEND WILL BE REMOVED AND A NEW OWNERSHIP NOTICE PROVIDED WITH RESPECT TO THE SECURITIES IDENTIFIED HEREIN UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF TARGA RESOURCES CORP. (THE “COMPANY”), INCLUDING THE CERTIFICATES OF DESIGNATIONS INCLUDED THEREIN (AS FURTHER AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”). THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER. THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS NOTICE BY REFERENCE.

IF THE SECURITIES IDENTIFIED HEREIN ARE SERIES A PREFERRED STOCK OF THE COMPANY, THEN BY ACCEPTANCE HEREOF, THE HOLDER SHALL BE DEEMED TO HAVE AGREED WITH THE COMPANY THAT, FOR SO LONG AS THE HOLDER HOLDS THIS SECURITY, THE HOLDER SHALL NOT, AND SHALL CAUSE ITS AFFILIATES NOT TO, DIRECTLY OR INDIRECTLY ENGAGE IN ANY SHORT SALE OF THE COMMON STOCK OF THE COMPANY.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

B-1

This letter confirms and acknowledges that you are the registered owner of the number and the class or series of shares of capital stock of the Company listed on Schedule A to this letter.

In addition, please be advised that the Company will furnish without charge to each stockholder of the Company who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock, or series thereof, of the Company and the qualifications, limitations or restrictions of such preferences and/or rights, which are fixed by the Charter. Any such request should be directed to the Secretary of the Company.

The shares of capital stock of the Company have been not been registered under the Securities Act and, accordingly, may not be offered, sold, pledged or otherwise transferred within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an effective registration statement under the Act or an exemption from the registration requirements of the Act.

Dated:

COMPUTERSHARE TRUST COMPANY, N.A.,
as Transfer Agent,

By:
Authorized Signatory

B-2

EXHIBIT C

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFER OF PREFERRED STOCK

Re:	Series A Preferred Stock (the “Preferred Stock”) of Targa Resources Corp. (the “Company”)

This Certificate relates to shares of Preferred Stock held by (the “Transferor”) in*/:

☐	book entry form; or

☐	definitive form.

The Transferor has requested the Transfer Agent by written order to exchange or register the transfer of Preferred Stock.

In connection with such request and in respect of such Preferred Stock, the Transferor does hereby certify that the Transferor is familiar with the Certificate of Designations relating to the above-captioned Preferred Stock and that the transfer of this Preferred Stock does not require registration under the Securities Act of 1933 (the “Securities Act”) because */:

☐	such Preferred Stock is being acquired for the Transferor’s own account without transfer;

☐	such Preferred Stock is being transferred to the Company;

☐	such Preferred Stock is being transferred to a qualified institutional buyer (as defined in Rule 144A under the Securities Act), in reliance on Rule 144A; or

☐	such Preferred Stock is being transferred in reliance on and in compliance with another exemption from the registration requirements of the Securities Act (and based on an Opinion of Counsel if the Company so requests).

[INSERT NAME OF TRANSFEROR]

By:

Date:

*/	Please check applicable box.

C-1